Exhibit (e)(29)

Third Wave Technologies 502 South Rosa Road Madison, WI 53719 Fax: 608.663.7037 Web: www.twt.com March 28, 2008

STRICTLY CONFIDENTIAL

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

U.S.A.

Attention: Rohan Hastie, Senior Director, Business Development

Ladies and Gentlemen:

In connection with the consideration of a possible business transaction (the “Transaction”) between Hologic, Inc. (“Company”) and Third Wave Technologies, Inc. (“TWT”), TWT has and will provide Company from time to time with certain non-public information regarding TWT’s operations, assets, liabilities, business prospects, financial projections and financial condition, as well as information pertaining to other matters that may arise in connection with Company’s evaluation of the Transaction. As a condition to, and in consideration of, such information being provided or made available to Company and its Representatives (as defined below), Company agrees to treat such information (whether prepared by TWT, its Representatives or otherwise and regardless of the form of communication) which is provided or made available hereunder to Company or to its Representatives by or on behalf of TWT or its Representatives in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions set forth herein. Each of TWT and Company is sometimes referred to herein individually as a “party” and collectively as the “parties.”

As used herein, the term “Evaluation Material” shall mean any information (whether prepared by TWT or any of its Representatives or otherwise and whether oral, written or otherwise) which is furnished after execution of this letter agreement to Company or any of its Representatives by or on behalf of TWT or any of its Representatives for the purpose of Company’s evaluation of the Transaction, including any report, analysis, compilation, study, interpretation, forecast, record, reproduction, summary, note or other material prepared by Company or any of its Representatives, in whatever form maintained (whether documentary, computer storage or otherwise) to the extent containing, in whole or in part, any such information.

Notwithstanding the foregoing, the term “Evaluation Material” does not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by Company or its Representatives, or anyone to whom Company or its Representatives transmits such information; (ii) as evidenced by written records, was already in the possession of Company or its Representatives, provided that the source of such information, insofar as is known to Company or any of its Representatives, was not prohibited from transmitting such information to Company or its Representatives by a contractual, legal, fiduciary or other obligation to TWT; (iii) as evidenced by written records, was or becomes available to Company or its Representatives on a non-confidential basis from a source, other than TWT or one of its Representatives, provided that the source of such information, insofar as is known to Company, was not prohibited from transmitting such information to Company or its Representatives by a contractual, legal, fiduciary or other obligation to TWT; or (iv) is independently developed by Company or its Representatives without reliance on the Evaluation Materials.

502 SOUTH ROSA RD, MADISON, WI 53719-1256	Fax: 608.663.7037	WEB: WWW.TWT.COM

As used herein, “Representatives” shall mean a person’s officers, directors, subsidiaries and “Affiliates” or “Associates” (as each term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), employees, agents, advisors (including, without limitation, attorneys, accountants, consultants, prospective lenders and underwriters and financial advisors).

The term “person” as used herein shall be broadly interpreted to include, without limitation, the media and any corporation, limited liability company, company, unincorporated association, group, partnership, individual or other entity, but shall not include the United States Securities Exchange Commission or other federal or state regulatory agencies. Each term “TWT” and “Company” includes, without limitation, its subsidiaries and Affiliates.

In consideration of being furnished with the Evaluation Material:

1. Company hereby agrees that Company has not received from TWT by virtue of this letter agreement any rights or claims with respect to the Evaluation Material except as specified herein and that, subject to paragraph 3, Company and its Representatives will keep the Evaluation Material confidential and will not, without the prior written consent of TWT, disclose the Evaluation Material, in whole or in part, or use it, directly or indirectly, for any purpose other than for the sole purpose of evaluating a possible Transaction. Moreover, Company agrees to disclose that it is evaluating a Transaction and to transmit Evaluation Material only to those Representatives of Company who are assisting Company with evaluating such Transaction and are informed by Company of the confidential nature of the Evaluation Material and agree with Company to be bound by the terms of this letter agreement to the extent stated to be applicable to it prior to the delivery of any Evaluation Material. Company will be responsible for any actions by its Representatives which would be a breach of this letter agreement.

2.(a) Company agrees that subject to paragraph 3, without the prior written consent of TWT, neither Company nor its Representatives will disclose to any person (other than Company’s Representatives) any information regarding a possible Transaction or the Evaluation Material, including, without limitation (i) the fact that discussions or negotiations are taking place concerning a possible Transaction, including the status thereof, or the termination of discussions or negotiations with TWT, (ii) any of the terms, conditions or other facts with respect to any such possible Transaction or of TWT’s consideration of a possible Transaction, (iii) that this letter agreement exists or the terms hereof, or that Evaluation Material has been made available to Company or (iv) any opinion or view with respect to the Evaluation Material; provided that Company or its Representatives may make such disclosures if Company believes on advice of its counsel that such disclosure must be made by Company or its Representatives to avoid committing a violation of law or of any rule or regulation of any securities association, stock exchange or national securities quotation system on which Company’s or its Representatives’ securities are listed or traded. In such event, Company shall use its reasonable best efforts to give advance written notice to TWT. Neither Company nor its Representatives shall consult any third party regarding the possibility for collaboration with Company in connection with a possible Transaction without the prior written consent of TWT.

(b) TWT agrees that, neither TWT nor its Representatives will disclose to any person (other than TWT’s Representatives) (i) the fact that discussions or negotiations are taking place concerning a possible Transaction with Company, including the status thereof, or the termination of discussions or negotiations with Company, (ii) any of the terms, conditions or other facts with respect to any such possible Transaction with the Company or of Company’s consideration of a possible Transaction, or (iii) that this letter agreement exists or the terms hereof, or that Evaluation Material has been made available to Company; provided that TWT or its Representatives may make such disclosures as TWT determines in good faith upon the advice of counsel may be required by law or any rule or regulation of any securities association, stock exchange or national securities quotation system on which TWT’s securities are listed or traded. In such event, TWT shall use its reasonable efforts to give advance written notice to Company.

3. Company agrees that if Company or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, regulatory request or similar process by any government or governmental agencies or authority or by law or regulation) to

502 SOUTH ROSA RD, MADISON, WI 53719-1256	Fax: 608.663.7037	WEB: WWW.TWT.COM

disclose any Evaluation Material, or any of the facts or information referred to in paragraph 2, or any information relating to a possible Transaction, Company will notify TWT timely in writing of the existence, terms and circumstances surrounding such request or requirement (to the extent permitted by law) so that TWT, in its sole discretion, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement; provided that if, in the opinion of Company’s outside counsel, the disclosure to TWT of the factual circumstances surrounding such request or requirement would require disclosure to TWT of confidential information of Company and that such disclosure would be adverse to Company, then TWT will, at its option, either (i) enter into a reasonable confidentiality agreement with respect to such confidential information or (ii) agree that communication will be made by Company to TWT’s outside counsel on a confidential basis. If, in the absence of a protective order or other remedy or the receipt of a waiver by TWT or any of its Representatives, Company or its Representatives are nonetheless compelled to disclose Evaluation Material to any tribunal, then Company or its Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises Company or its Representative is required to be disclosed, provided that such party exercises its reasonable best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating reasonably with TWT to obtain an appropriate protective order or other assurance that such tribunal will accord the Evaluation Material confidential treatment.

4. Company understands that, except and to the extent called for in a definitive agreement executed by Company and TWT, neither TWT nor any of its Representatives makes any representation or warranty hereunder, express or implied, as to the accuracy or completeness of the Evaluation Material. Company agrees that neither TWT nor its Representatives shall have any liability to Company or any of its Representatives hereunder relating to or resulting from the use of the Evaluation Material, or any errors therein or omissions therefrom or Company’s or its Representative’s consideration, or participation in a process relating to, a possible Transaction.

5. Each party agrees that neither party hereto will be under any legal obligation of any kind whatsoever hereunder with respect to a Transaction, except for the matters specifically agreed to herein. If either party decides that it does not wish to proceed with a Transaction with the other party, then such party will promptly inform the other party of that decision. In that case, or at any time upon the request of TWT for any reason, Company shall promptly redeliver to TWT or certify destruction of all Evaluation Material and any other material (including but not limited to written and computer files) to the extent containing any Evaluation Material (whether prepared by TWT, its Representatives or otherwise) furnished to Company or any of its Representatives and will not retain any copies, extracts or other reproductions in whole or in part of such material, provided, Company and its Representatives shall be permitted to retain all or any portion of the Evaluation Material, in each case in accordance with the confidentiality obligations specified in this letter agreement, (i) to the extent required by applicable law or regulatory authority and (ii) one copy of any analysis, interpretation or notes prepared by Company based on Evaluation Material may be retained by Company’s legal department. Notwithstanding the return or destruction of the Evaluation Material, Company will continue to be bound by its obligations of confidentiality and other obligations hereunder and TWT shall continue to be bound by its obligations hereunder until the termination of this letter agreement pursuant to Section 19.

6. Company agrees that it and its Representatives will direct all inquiries and any requests for information concerning a possible Transaction to Merrill Lynch & Co. (“Merrill Lynch”) and XMS Capital Partners (“XMS”). Except as authorized by Merrill Lynch and XMS, Company shall not contact any other members of management or employees of TWT or any customers, suppliers or other third parties (other than Company’s Representatives) that conduct business with TWT with respect to the Transaction. Notwithstanding anything to the contrary in this letter agreement, however, the parties and their Representatives also may continue to engage in the same course of communications as they have in the past in the ordinary course of business.

7. Company agrees that, for a period of twelve (12) months from the date of this letter agreement, it will not, without the prior written consent of TWT, directly or indirectly, solicit for employment or enter into any employment agreement (conditional or otherwise) with or employ any employee of TWT (or anyone who was at any

502 SOUTH ROSA RD, MADISON, WI 53719-1256	Fax: 608.663.7037	WEB: WWW.TWT.COM

time during the twelve (12) month period prior to the date of such solicitation or employment an employee of TWT), except that Company shall not be precluded from hiring an employee who has been terminated by TWT prior to commencement of employment discussions between Company and such employee, provided such hiring is consistent with such employee’s contractual obligations to TWT. The placing of an advertisement of a position by Company to members of the public generally, such as through newspapers, radio or television, or general mass mailings to the public, shall not itself constitute a breach of this paragraph 7.

8. During the period of twelve (12) months from the date of this letter agreement (the “Standstill Period”), the Company and its Representatives will not, directly or indirectly, in any manner, without the prior written authorization of the Board of Directors of TWT (i) acquire or agree to acquire or make any offer or proposal to acquire any common stock of TWT; (ii) assist, advise, encourage, agree with, discuss or negotiate or otherwise act in concert with any other persons to acquire or agree to acquire any material assets of TWT; (iii) solicit, or in any way participate in any solicitation of, proxies from holders of the common stock of TWT or form, join or in any way participate in a proxy contest with respect to the common stock of TWT; (iv) make any proposal for or offer of an extraordinary transaction (including, without limitation, by way of a take-over bid, tender or exchange offer, amalgamation, merger or other business combination) involving TWT; (v) engage in any discussions or enter into any agreements, commitments or understandings with any person related to or any acquisition of securities or material assets of TWT, (vi) otherwise seek to influence or control the Board of Directors, management or policies of TWT or any of its affiliates, (vii) seek any modification to or waiver of the Company’s obligations under this Agreement; (viii) make any public announcement with respect to the foregoing, except as may be required by applicable law or regulatory authorities; (ix) take any initiative with respect to TWT that reasonably would be expected to require TWT to make a public announcement; or (x) assist, advise or encourage any person in doing any of the foregoing (including by providing or arranging any financing).

9. Each party acknowledges that it and its Affiliates and its and their Representatives may become aware of “material nonpublic information” (as defined under applicable securities laws) regarding the other party. Both parties understand, and will communicate to all Affiliates and Representatives and other persons having knowledge of any material nonpublic information, that it and they are required under applicable securities laws to refrain from trading in securities of the other party while in possession of this information.

10. Company agrees that an inadvertent production to it by TWT or any of its Representatives of Evaluation Material protected by the attorney client, attorney work product or other applicable privilege (“Privilege”) of TWT or any of its Representatives, is not intended to constitute a waiver of any such Privilege by TWT or any of its Representatives and Company agrees that, upon request, it will immediately return such inadvertently produced Evaluation Material.

11. This letter agreement is the complete and exclusive statement regarding the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and communications, oral or written, between the parties regarding such subject matter.

12. The provisions and covenants set forth in this letter agreement may be amended, modified or waived only by an instrument in writing executed by TWT and Company, specifying the provision or covenant to be waived or amended. No failure or delay by TWT or Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right, power, or privilege hereunder.

13. Any provision of this letter agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14. Notwithstanding any provision to the contrary contained elsewhere herein, the confidentiality obligations contained in this letter agreement or in any other agreement between the parties hereto, as they relate to

502 SOUTH ROSA RD, MADISON, WI 53719-1256	Fax: 608.663.7037	WEB: WWW.TWT.COM

any negotiated transaction, shall not apply to the federal tax structure or federal tax treatment of the transaction, and Company (and any of its Representative) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of any transaction; provided, that such disclosure may not be made until the earliest of (x) the date of the public announcement of discussions relating to the transaction, (y) the date of the public announcement of the transaction, or (z) the date of the execution of a definitive written agreement to enter into the transaction. The preceding sentence is intended to cause the transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011–4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. Subject to the proviso with respect to disclosure in the first sentence of this paragraph, TWT acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the transaction or any federal tax matter or federal tax idea related to any negotiated transaction.

15. Each party agrees that money damages would not be a sufficient remedy for any breach of this letter agreement by it; and that, in addition to all other remedies, each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each party further agrees to waive and to use its best commercially reasonable efforts to cause its Affiliates and their respective Representatives to waive any requirement for the securing or posting of any bond in connection with such remedy. In addition, each party agrees that if the other party is the prevailing party in any such litigation, the other party shall be entitled to recover from it all fees, costs and expenses of enforcing any right of the other party under or with respect to this letter agreement, including without limitation, such reasonable fees and expenses of attorneys, which shall include, without limitation, all fees, costs and expenses of appeals.

16. This letter agreement shall be governed by, and construed (both as to validity and performance) in accordance with, the laws of the State of Delaware, without regard to the principles of the conflicts of laws thereof. As the letter agreement is the product of negotiations between the parties, neither party shall be deemed the drafter for purposes of construing any ambiguity.

17. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart. This letter agreement may be executed and delivered by facsimile or email transmission of a file in “.pdf” or similar format and upon such delivery, each signature shall be deemed to have the same effect as if the original signature had been delivered to the other party.

18. Each party’s rights (but not its obligations) under this letter agreement may be assigned by such party to any of its Affiliates or to any party that enters into a transaction substantially similar to the Transaction with such other party. This letter agreement shall inure to the benefit of the parties hereto and their respective successors and assigns.

19. Except as otherwise provided herein, this letter agreement shall terminate twenty-four (24) months after the later of (a) the date of this letter agreement or (b) the date upon which Company completes returning the materials required to be returned to TWT pursuant to paragraph 5 above, if applicable.

[SIGNATURE PAGE FOLLOWS]

502 SOUTH ROSA RD, MADISON, WI 53719-1256	Fax: 608.663.7037	WEB: WWW.TWT.COM

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between TWT and Company.

Very truly yours,

THIRD WAVE TECHNOLOGIES, INC.

By:	/s/ Kevin T. Conroy
Name:	Kevin T. Conroy
Title:	Chief Executive Officer

Accepted and agreed to as of

the date first written above:

HOLOGIC, INC.

By:
Name:	Mark J. Casey
Title:	SVP & General Counsel

502 SOUTH ROSA RD, MADISON, WI 53719-1256	Fax: 608.663.7037	WEB: WWW.TWT.COM

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between TWT and Company.

Very truly yours,

THIRD WAVE TECHNOLOGIES, INC.

By:
Name:	Kevin T. Conroy
Title:	Chief Executive Officer

Accepted and agreed to as of

the date first written above:

HOLOGIC, INC.

By:	Mark J. Casey
Name:	Mark J. Casey
Title:	SVP & General Counsel

502 SOUTH ROSA RD, MADISON, WI 53719-1256	Fax: 608.663.7037	WEB: WWW.TWT.COM